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                                                                    EXHIBIT 21.1

The subsidiaries of the Registrant are as follows:

        1. AOL Latin America, S.L., a corporation organized under the laws of Spain.

        2.  Latin America QuotaHolder, L.L.C., a Delaware corporation.

        3. AOL Brasil Ltda., a corporation organized under the laws of the Federative Republic of Brazil.

        4. AOL Argentina Ltda., a corporation organized under the laws of Argentina.

        5. AOL Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico.